Exhibit 99.1

Contact: Monique Greer 720-540-5268 mgreer@allos.com

Allos Therapeutics Reports New Analyses of Data from Pivotal PROPEL
Trial of FOLOTYN™ at 51st ASH Annual Meeting

— Overall Response Rate and Duration of Response Continue to Demonstrate the Effectiveness of FOLOTYN to Treat Patients with Relapsed or Refractory Peripheral T-cell Lymphoma —

NEW ORLEANS, La. and WESTMINSTER, Colo., December 5, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported new analyses of data from the Company’s pivotal PROPEL trial of FOLOTYN™ (pralatrexate injection) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  In addition, the Company reported preliminary results from its Phase 1/2 study of FOLOTYN in combination with gemcitabine in patients with relapsed or refractory lymphoproliferative malignancies. These data were presented during a poster session at the 51st Annual Meeting of the American Society of Hematology (ASH) in New Orleans, LA.

In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory (PTCL). FOLOTYN is the first and only drug approved by the FDA for this indication and represents a new treatment option for patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009.

The PROPEL posters included an update of overall response rate for FOLOTYN as evaluated by independent central review using International Workshop Criteria (IWC). Treatment with FOLOTYN achieved an overall response rate of 29% (32 of 109 evaluable patients). Sixty-three percent (63%) of patients responded within the first cycle of therapy. Responses were durable with a median duration of response of 10.1 months. Median overall survival was 14.5 months.

“FOLOTYN is an important new therapy for patients with relapsed or refractory PTCL and for physicians who treat patients afflicted with this very aggressive cancer,” said Owen A. O’Connor, M.D., Ph.D., principal investigator in the PROPEL study of FOLOTYN; deputy director for Clinical Research and Cancer Treatment, NYU Cancer Institute; chief, Division of Hematologic Malignancies and Medical Oncology; professor of Medicine and Pharmacology at the NYU Langone Medical Center. “We continue to be encouraged by the observed responses in relapsed or refractory patients, including those whose cancer never responded to a wide range of prior therapies, including stem cell transplant therapy.”

Below is a summary of conclusions and key findings from the poster presentations. To view the complete posters, go to the Company’s web site and look under the “Presentations” tab of the “Investor Relations” section of the website (www.allos.com).

PROPEL Poster Presentations

Abstract #1678 Pralatrexate Induces Responses in Patients with Highly Refractory Peripheral T-Cell Lymphoma (PTCL)

A poster presentation by Dr. Kerry Savage, of the British Columbia Cancer Agency, Vancouver, BC, Canada, characterized the response to FOLOTYN among patients with peripheral T-cell lymphoma in the PROPEL study who were considered to have refractory disease, defined as no evidence of response to their most recent treatment or to any prior therapies. Patients enrolled in PROPEL were a heavily pretreated population who had a median of 3 prior systemic therapies, with the most common being CHOP-based chemotherapy and other multi-agent chemotherapy regimens. Eighteen patients (17%) received autologous stem cell transplant prior to inclusion in the study. The results of this analysis showed FOLOTYN produced durable responses in patients with relapsed or refractory PTCL who had no response to prior therapies, including the subpopulation of patients who had no response to their most recent therapy as well as patients who were refractory to all prior therapies.

•                  Of the 109 evaluable patients, 69 patients (63%) had no evidence of response to the most recent prior therapy.

•                  According to central review, these patients achieved a 25% (17/69) overall response rate, with a duration of response ranging from 41 to 673 days. A 36% (25/69) overall response rate was observed in these patients according to investigator review.

•                  Among the 69 patients, 26 patients (24%) had no evidence of response to any prior therapy before initiating FOLOTYN.

•                  According to central review, 5 (19%) of these patients responded to FOLOTYN with a duration ranging from 54 to 306 days. Seven of these patients (27%) responded according to investigator review.

•                  Additionally, 76 patients (68%) received full dose FOLOTYN therapy at 30 mg/m2 despite heavy pretreatment. Forty-six patients (67%) who had no response to their most recent therapy received full-dose therapy at 30 mg/m2.

Abstract #1675 Safety and Management of Pralatrexate Treatment in Relapsed or Refractory Peripheral T-Cell Lymphoma (PTCL)

A poster presentation by Dr. Lauren Pinter-Brown, of the University of California at Los Angeles, CA, assessed the safety of the patients included in PROPEL over three clinically important parameters: duration of FOLOTYN treatment, early- and late-onset FOLOTYN toxicities, and the impact of FOLOTYN dose modification on toxicities. Overall, 115 patients were enrolled in the study. The baseline and safety population included 111 patients who received >1 dose of FOLOTYN and excluded 4 patients not receiving therapy. In the PROPEL trial overall safety population, the safety results indicate that FOLOTYN was found to be well tolerated in patients with PTCL.

•                  The 4 most commonly observed adverse events were mucosal inflammation, nausea, thrombocytopenia and fatigue.

•                  Despite a median of 3 prior systemic therapies with potentially associated organ toxicities, the majority of patients tolerated the full dose FOLOTYN of 30 mg/m2.

•                  The protocol-specified dose modification schema effectively reduced the occurrence of mucosal inflammation. Adherence to the FOLOTYN dose-modification guidelines permitted continued FOLOTYN therapy.

•                  The most common Grade 3-4 AEs for patients who initiated cycle 3 were observed at similar or lower rates compared to those observed in cycles 1-2. These data suggest that there is no cumulative-dose toxicity with FOLOTYN, which permits continued therapy for patients who derive benefit from FOLOTYN.

Abstract #1681 Correlation Between Baseline Methylmalonic Acid Status and Mucositis Severity in the PROPEL Study: Implications for Vitamin Prophylaxis

A poster presentation by Dr. Barbara Pro, of the University of Texas M.D. Anderson Cancer Center, Houston, TX, assessed baseline methylmalonic acid (MMA) status, homocysteine (HCY), and red blood cell (RBC) folate levels in patients enrolled in PROPEL. This baseline and safety population included 111 patients who received >1 dose of FOLOTYN and excluded 4 patients not receiving therapy. The analysis was conducted to determine if there was an association between these values and mucosal inflammation and thrombocytopenia observed in the study.

•                  The maximum mucosal inflammation grade experienced during FOLOTYN therapy (Grade 0 vs Grade 1-2 vs Grade 3-4) and the baseline MMA value had a statistically significant linear relationship (p=0.039).

•                  The analysis revealed no other significant relationship; and baseline HCY and RBC folate values were not predictive of the severity of mucositis or thrombocytopenia in this assessment.

•                  There was also a trend toward a relationship between increasing MMA and increasing severity of thrombocytopenia but did not meet statistical significance (p=0.267).

•                  Based on these results, vitamin supplementation of folic acid and vitamin B12 is appropriate with FOLOTYN administration for relapsed or refractory PTCL.

FOLOTYN and Gemcitabine Study Poster Presentation

Abstract #1674 Pralatrexate and Gemcitabine in Patients with Relpased or Refractory Lymphoproliferative Malignancies: Phase 1 Results

A poster presentation by Dr. Steven M. Horwitz, of Memorial Sloan-Kettering Cancer Center, New York, NY, reviewed preliminary results from a Phase 1/2 study of FOLOTYN and gemcitabine in patients with B-cell lymphoma, PTCL and Hodgkin’s disease. The primary objective of the Phase 1 dose finding portion of this study was to evaluate the safety and preliminary efficacy of the combination of FOLOTYN and gemcitabine. The Phase 1 evaluation determined the maximum tolerated dose (MTD) of the combination of FOLOTYN and gemcitabine on sequential days and same day schedules. Patients were administered a combination of FOLOTYN and gemcitabine according to three regimens: on the same day every two weeks (q2w), on sequential days q2w, or on sequential days once weekly for three weeks of a four week cycle.

•                  These data demonstrated that treatment with FOLOTYN and gemcitabine is feasible, with acceptable toxicity, when administered on a q2w schedule.

•                  The dose administered of each drug is higher when given on the same day schedule as compared to treating on sequential day schedule.

•                  In this dose ranging study, preliminary results showed activity of the combination of FOLOTYN and gemcitabine in lymphoid malignancies with a 24% overall response rate in this heavily pretreated population.

•                  The Phase 2 expansion at the MTD will evaluate both sequential and same-day dosing of FOLOTYN in a q2w schedule.

About PROPEL

The open-label, single-arm, multicenter, international Phase 2 clinical trial is the largest prospective study of its type ever conducted in patients with relapsed or refractory PTCL.  PROPEL enrolled 115 patients with relapsed or refractory PTCL, 109 of whom were considered evaluable for efficacy according to the trial protocol. Patients were considered evaluable if they received at least one dose of FOLOTYN, their diagnosis of PTCL was confirmed by independent pathology review, and they had relapsed or refractory disease after at least one prior treatment. Patients were treated with FOLOTYN at 30 mg/m2 once weekly by IV push over 3-5 minutes for 6 weeks in 7-week cycles until disease progression or unacceptable toxicity. In addition, patients received 1mg of vitamin B12 intramuscularly every 8-10 weeks and 1.0-1.25 mg of folic acid orally on a daily basis.

The primary efficacy endpoint was overall response rate (complete response, complete response unconfirmed and partial response) as assessed by International Workshop Criteria (IWC). The key secondary efficacy endpoint was duration of response. Response assessments were scheduled at the end of cycle 1 and then every other cycle (every 14 weeks). Duration of response was measured from the first day of documented response to disease progression or death. Response and disease progression were evaluated by independent central review using the IWC.

Important Safety Information

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid (1.0 -1.25 mg orally on a daily basis) and receive vitamin B12 (1 mg intramuscularly every 8-10 weeks) to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Adverse Reactions:

The most common adverse reactions observed in PROPEL were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events (>3%), regardless of causality, were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia. Forty-four percent of patients experienced a serious adverse event while on study or within 30 days after their last dose of FOLOTYN. Twenty-three percent of patients discontinued treatment due to adverse reactions.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas (PTCL) are a diverse group of aggressive T-cell and natural killer (NK)-cell non-Hodgkin’s lymphomas (NHL) that account for approximately 10% to 15% of all newly diagnosed cases of NHL in the United States.(1)-(3) The American Cancer Society estimates that approximately 66,000 new cases of NHL were diagnosed in the U.S. in 2009. The Company estimates the current annual incidence of PTCL in the U.S. to be approximately 5,600 patients. The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens. The 5-year overall survival rate for patients with PTCL is 25% to 40%, depending on sub-type.(4)-(5)

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics. Allos is currently focused on the development and commercialization of FOLOTYN™ (pralatrexate injection), a folate analogue metabolic inhibitor. FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma. Allos is also exploring the potential of FOLOTYN in other indications. Allos retains exclusive worldwide rights to FOLOTYN for all indications. Allos is headquartered in Westminster, CO. For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential for FOLOTYN to play a clinically meaningful role in the treatment of patients with relapsed or refractory PTCL; the potential for FOLOTYN to be an effective treatment option for patients with relapsed or refractory PTCL; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with developing adequate sales, marketing and distribution capabilities; the acceptance of FOLOTYN in the marketplace; the status of reimbursement from third party payers; the Company’s dependence on third party manufacturers; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; and the Company’s access to capital to support its future operations, including product development and commercialization plans for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project.  A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007;21:201-216.

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